Exhibit 21
List of Subsidiaries of the Company

Name of Subsidiary	State/Country of Incorporation/Registration	Amount Owned by the Company
Partner Success Holdings Limited	British Virgin Islands	100%
Shanghai Chengtong Precision Strip Company Limited	Jiading District, Shanghai, the People’s Republic of China	100% (wholly owned subsidiary of Partner Success Holdings Limited)